Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Beyond Meat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)		—	—	—	—	—
	Equity	Preferred Stock, par value $0.0001 per share(1)		—	—	—	—	—
	Debt	Debt Securities		—	—	—	—	—
	Other	Warrants		—	—	—	—	—
	Other	Purchase Contracts		—	—	—	—	—
	Other	Units		—	—	—	—	—
	Unallocated (Universal) Shelf	(2)	457(o)	$250,000,000	—	$250,000,000	0.0001476	$36,900

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Total Offering Amounts						$250,000,000(3)		$36,900

Total Fees Previously Paid								—

Total Fee Offsets								$22,040(4)

Net Fee Due								$14,860

(1)	Includes rights to acquire Common Stock or Preferred Stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)

The proposed maximum offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and related disclosure on Form S-3.

(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock that are issued upon conversion of Debt Securities or Preferred Stock or upon exercise of Common Stock Warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $250,000,000.

(4)	See Table 2, below.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Beyond Meat, Inc.	424b(5)	333- 271809	May 10, 2023	—	$22,040	Equity	Common Stock, $0.0001 par value per share	(6)	$200,000,000	—

Fees Offset Sources	Beyond Meat, Inc.	424b5(5)	333- 271809	—	May 10, 2023	—	—	—	—	—	$22,040

(5)	The Registrant has terminated or completed any offering that included the unsold securities in this Table 2 under the prior registration statement.
(6)

The Registrant previously filed a prospectus supplement (the “Prospectus Supplement”), dated May 11, 2023 to a prospectus, dated May 10, 2023, constituting part of its registration statement on Form S-3ASR (File No. 333-271809) relating to the offer and sale of up to $200,000,000 of its common stock, par value $0.0001 per share (the “Common Stock”), for which a filing fee of $22,040 was paid based on the fee rate then in effect. All such shares of Common Stock remain unsold, resulting in an offset fee amount of $22,040. The Registrant hereby confirms that the offering that included such unsold securities has been terminated. Pursuant to Rule 457(p), the Registrant is offsetting $22,040 of the fees associated with this registration statement from the filing fee previously paid in connection with the Prospectus Supplement.